Issuer Free Writing Prospectus dated May 10, 2024

Filed pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated May 9, 2024 (https://www.sec.gov/Archives/edgar/data/1967822/000121390024041237/ea0200927-07.htm)

[Registration No. 333-273329]

Issuer Free Writing Prospectus dated May 10, 2024 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated May 9, 2024 ( https://www.sec.gov/Archives/edgar/data/1967822/000121390024041237/ea0200927 - 07.htm ） [Registration No. 333 - 273329] Creative Global Technology Holdings Limited May 10, 2024

Disclaimer This presentation relates to the proposed public offering of the ordinary shares (“Ordinary Shares”) of Creative Global Technology Holdings Limited (the “Company”, and together with its subsidiaries, “We” or the “Group”), an exempted company formed under the laws of the Cayman Islands and should be read together with the registration statement we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1967822 / 000121390024041237 /ea 0200927 - 07 . htm The registration statement has not yet become effective . Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may access these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or the underwriter will arrange to send you the prospectus if you contact Alexander Capital L . P . , 10 Drs James Parker Blvd, Ste 202 , Red Bank, New Jersey 07701 , or via email : info@alexandercapitallp . com, or contact Wealth Financial Services LLC via email : ckang@wealthfsllc . com or calling + 1 628 283 9214 . This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth strategies, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the recycled consumer electronics industry ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and documents that we refer to in this presentation and have filed as exhibits to the registration statement, of which this presentation is a part, completely and with the understanding that our actual future results may be materially different from what we expect . Creative Global Technology Holdings Limited | Page 2

Please see offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achie ved . Investment may be speculative, illiquid and there a risk of loss. Creative Global Technology Holdings Limited | Page 3 • Creative Global Technology Holdings Limited Issuer • Cboe BZX Exchange / CGTL Listing / Ticker • Initial Public Offering Offering Type • 1,250,000 Ordinary Shares Shares Offered • 187,500 Ordinary Shares (15% of base offering) Over - Allotment Option • US$4.00 - US$5.00 per share Price Range • The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for the Company’s Ordinary Shares and facilitate its future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. • We intend to use the proceeds we receive from this offering to expand the wholesale business and develop a wholesale auction market, expand our retail business, expand into strategic overseas markets, and build a repair and refurbishment factory. • Management will have broad discretion over how to use the net proceeds we receive from this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. Use of Proceeds • 180 days (for directors and officers, 5% or more shareholders, except for the Selling Shareholder with respect to its ordinary shares sold in this Offering) Lock - up • Alexander Capital L.P. (the Representative) and TFI Securities and Futures Limited Underwriter Preliminary Offering Summary

Our Mission Consumer electronic devices have a limited life, but some rest idle with meaningful useful life left . As a strong advocate of ESG 1 values, we help make every minute of recycled consumer electronic devices’ lives count with our expertise in quickly connecting their demands and supplies, thereby facilitating the circular economy in the consumer electronic devices business and reducing waste . 1. ESG stands for Environmental, Social and Governance. Creative Global Technology Holdings Limited | Page 4

Investment Highlights Industry Overview Company Overview Table of Contents Growth Strategies Selected Financial Information 01 02 03 04 05 Creative Global Technology Holdings Limited | Page 5

Financials Growth Strategies Investment Highlights Industry Overview Company Overview About Us We diversified our operations by launching a retail business in 2021 . Moreover, we offer a consumer electronic device rental service . These ventures currently contribute a small fraction to our overall revenue . Efforts to diversify streams of revenue Business - Wholesale of Pre - Owned Consumer Electronic Devices Business We primarily operate through CGTHK, a Hong Kong company founded in 2016 . CGTHK sources pre - owned consumer electronic devices (smartphones, tablets, and laptops) from suppliers in the U . S . , Japan, and other developed countries . These devices are sold to wholesalers that sell these goods in Southeast Asia and other regions . 1. CGTHK refers to Creative Global Technology Limited, a wholly owned Hong Kong subsidiary of the Company. Creative Global Technology Holdings Limited | Page 6

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Reuse of retired devices Wholesale of Pre - Owned Consumer Electronic Devices • Affluent consumers in developed countries often discard working devices for newer models, while consumers in developing countries seek affordable pre - owned devices . • We source retired devices from developed countries while fulfilling orders from wholesalers in Southeast Asia and beyond, bridging the supply and the demand . Solid client base and supplier network • Nurtured by competitive payment terms and reliable order fulfillment . • Facilitated high inventory turnover and promoted a circular economy, which sets us apart form our competitors . Lean inventory Primary source of revenue • Ensures secured goods before entering agreements with clients or placing orders with suppliers . Efficient logistics and a grading system expedite the process . • Most devices are shipped by air freight to CGTHK's Hong Kong storage space, where they undergo inspection, grading, and data removal . • CGTHK posted US $ 50 . 2 million sales from the wholesale business during the year ending September 30 , 2023 , representing more than 99 % of our total revenue . • Diversification into other business segments is underway . Creative Global Technology Holdings Limited | Page 7

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Retail Sales of Pre - Owned Consumer Electronic Devices Retail business was launched in 2021 , providing Hong Kong consumers access to recycled electronic devices . • Local customers place orders online and visit CGTHK’s storage space to inspect, collect, and pay for the devices . • For the year ended September 30 , 2023 CGTHK purchased approximately 133 pre - owned iPhones for retail sales . By the end of the fiscal year, over 80 % of these iPhones were sold, generating US $ 73 , 452 in revenue . As of September 30 , 2022 , 90 % of the iPhones purchased had been sold, generating US $ 212 , 555 in revenue . • CGTHK plans to expand its product offerings and increase sales in the future . Creative Global Technology Holdings Limited | Page 8

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Consumer Electronic Devices Rental Business During the COVID - 19 pandemic, there was a surge in demand for short - term electronic device rentals. CGTHK seized this opportunity and launched a local rental business in 2022. ● Currently focused on laptop rentals ● Cost - effective sourcing of pre - owned devices ● CGTHK aims to expand the business to include other devices in the future Post rental information on website Interested clients make contact Pay visits to storage space to inspect/pay/collect Return devices + refund deposit Creative Global Technology Holdings Limited | Page 9

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Products — pre - owned consumer electronic devices Recycled consumer electronic devices offered smartphones (iPhone, Samsung), tablets (iPad, Samsung Tablet), laptops (MacBook), and accessories (smartwatches, headphones, etc.) 1. For the year ending September 30, 2023 Sales distribution by product category (by sales amount) 1 81.8% 7.3% 10.9% Smartphones Tablets Laptops and others (smartwatches and wireless headphones) Creative Global Technology Holdings Limited | Page 10

Macro Economic Conditions Circular Economy and Sustainability Consumer Electronic Waste and Recycling Financials Growth Strategies Investment Highlights Industry Overview Company Overview Industry at a Glance Hong Kong's economy faced challenges in 2019 and the COVID - 19 pandemic further contracted the economy in 2020. Supportive government policies and trade recovery led to GDP growth in 2021. Relaxed epidemic controls and improved domestic labor market conditions are expected to support the economy. Circular economy promotes re - use, repair, and recycling. Sustainability focuses on resource conservation. Implementing these practices helps companies fulfill social responsibilities and brings benefits. Electronic waste is a global issue. Establishing a supply chain reduces environmental impact by reusing functional electronics. Transitioning to a circular economy gains momentum with ESG initiatives. Wholesalers and recyclers play a crucial role, enabling a profitable and sustainable business model.

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Industrial Value Chain • The recycling, refurbishment, and wholesale of used consumer electronic products involve sending recyclable products to relevant firms for refurbishment or recycling based on their condition. • Wholesalers play a crucial role in testing, grading, and distributing the recycled devices to resellers or end consumers. • Participants in this business include recyclers/ refurbishers , wholesalers, resellers, and end consumers. Creative Global Technology Holdings Limited | Page 12

Pre-owned Electronic Devices Market by Wholesale Value

Company Overview | **Industry Overview** | Investment Highlights | Growth Strategies | Financials

Global market was US$48.9 billion in 2021, increased at a compounded average growth rate of 11.1% from 2017

Market Size of Pre-owned Consumer Electronic Devices by Wholesale Value (Global), 2017-2026E

	2017-2021	2022-2026E
Mobile phone	11.0%	9.0%
Laptop	10.7%	8.7%
TV	9.6%	6.7%
Others	18.5%	21.3%
Total	**11.1%**	**9.7%**



Mobile phone
Laptop
TV
Others
Billion US$
80
60
40
20
0
2017: 32.0 (17.0, 10.1, 3.6, 1.4)
2018: 35.5 (18.8, 11.2, 3.9, 1.6)
2019: 39.6 (21.0, 12.5, 4.3, 1.8)
2020: 44.4 (23.5, 13.8, 4.7, 2.4)
2021: 48.9 (25.9, 15.1, 5.1, 2.7)
2022E: 53.2 (27.6, 16.3, 5.4, 3.9)
2023E: 58.1 (29.8, 17.7, 5.8, 4.8)
2024E: 63.6 (32.2, 19.2, 6.0, 6.2)
2025E: 70.0 (35.4, 20.9, 6.4, 7.3)
2026E: 77.1 (38.9, 22.8, 7.0, 8.4)

US$77.1 billion

Projected global market size in 2026

Growth drivers include:

- Shorter replacement cycles of electronic products.
- Developed supply chain around the globe.
- Improving economic circumstances.
- Growing environmental concern.

Source: The Frost & Sullivan Report

Recycled Consumer Electronic Devices Wholesale Market in Hong Kong

Pre-owned consumer electronic wholesale industry in Hong Kong is competitive and fragmented, with around 1,000 wholesalers involved in sourcing, grading, refurbishing, and reselling pre-owned devices. Key players include:

Guang Yi Co. Ltd.	International wholesaling and trading of cellphones and other consumer electronic devices in various grades, including brand new, nearly new, and average grading. Operates global buy-back network.
Brightway Trading Co.	Submarket of cell phones returned by customers. Sources cellphones of all conditions from Europe, the U.K., and the U.S.
CommNet Telecom Limited	Import and export of brand new and used cell phones. The majority of CommNet Telecom Limited's suppliers are located in the U.S. and the U.K.

Creative Global Technology Holdings Limited | Page 13

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Recycled Consumer Electronic Devices Market Upstream Midestream Downstream S ource used electronic devices Test and evaluate recycled products Sell products to consumers Business Process The supply chain of the consumer electronic recycling industry in Hong Kong consists of three chronological sections: the upstream collectors and transporters; the midstream wholesalers, who recycle and/or refurbish the devices; the downstream retailers and consumers. Source: The Frost & Sullivan Report Creative Global Technology Holdings Limited | Page 14

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Market Drivers and Trends Consumer electronic products are continuously and rapidly developing in technological functionality, design and specification. Large number of consumer electronic devices are retired with meaningful lifespan, generating a stable upstream supply. Supply chain of recycled consumer electronic devices in Hong Kong and the Asian Pacific region has been maturely developed. Consumers have been more motivated to use recycled consumer electronic devices to protect the environment. Smart watches and wristbands have gained popularity in the past few years, which shall help expand the market of recycled consumer electronic devices. Wholesalers need to enhance their testing and grading capabilities to meet the market’s demand. Hong Kong government may impose environmental regulatory requirements and policies on the recycled consumer electronic devices business. The growth in the recycled consumer electronic devices industry poses the need for modernized warehouse management technology and system. Wholesalers have been exploring new sales models empowered by new technologies. Advanced technology is employed to help with information collection and pricing strategy. Remote and hybrid working has become a trend. Market drivers Market trends Market Entry Barriers: Downstream retailers and consumers prefer to purchase from established wholesalers with a proven track record. Newcomers in the market are less likely to assemble a well - functioning team or have to incur higher cost Established wholesaler benefits from its large scale by having a stronger bargaining power and the synergy among its business sections.. Creative Global Technology Holdings Limited | Page 15

Efficient Business Operation

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials

Reliable inspection and testing

- We perform reliable inspection and testing including inspecting scratches, screen condition, the functionality of buttons, etc.
- Inspector will use software to check battery health, functionality of the speaker, the network module, and other modules.
- The inspection and testing system helps achieve precision in grading and pricing the recycled electronics.

Stable supply of recycled devices since 2016

- We have developed and maintained long-term relationships with over 30 suppliers, spanning across the U.S., Japan, and European countries.
- Ensure high standards through reference checks and consider suppliers' track records.
- Offer competitive prices and maintain good relationships with suppliers.

Strong client base built through years of experience

- Existing clients refer new customers because of well-maintained business relationships and our good reputation.
- Monitor client purchase trends and maintains regular communication to understand their needs and provide industry updates.
- Marketing channels include creating and implementing ad campaigns, and word of mouth.

Business process


1 Testing and processing
2 Grading into various classes (A, B, C, D, F)
3 Recondition and Re-packaging
4 Warehousing and consolidating
5 Wholesale and Retail sales
Including the proper functionality of the device and the validity of the system track record to determine the subsequent processing
Pre-owned consumer electronic devices are graded categorized in accordance with the residual degree of functionality and the apparent cracks or scratches of the device. Some non-functioning devices may require refurbishment or terminate into parts for recycle.
Functional devices are reconditioned and re-packaged while devices requiring refurbishment are also re-packaged.

Grading	Status
Grade A+ (Like New) Grade A (Excellent)	Second-hand smartphones or tablets that do not have any sign of use, no scratches, cracks or scuffs to the screen or rear housing. Devices have been fully tested and have all functions.
Grade B (Good)	Second-hand smartphones or tablets that show some minor signs of use, including minor scratches to the screen and rear housing. Devices have been fully tested and have all functions.
Grade C (Fair)	Second-hand smartphones or tablets that show some signs of use, including some scratches and scuffs to the screen and casing. But they do not have cracks on the screen or rear housing. Devices have been fully tested and have all functions.
Grade D	Devices need repair or refurbishment; not appropriate for sale directly to end users. Devices may require the replacement of certain parts, touch screens, or rear housing, etc.
Grade F	Devices are non-functional and require repair and refurbishment.

Creative Global Technology Holdings Limited | Page 16

Financials Growth Strategies Investment Highlights Industry Overview Company Overview ESG And Compliance In 2021, approximately 5.3 billion phones were discarded and approximately 57.4 million metric tons of e - waste was generated. Over 70% of such waste was undocumented, discarded in landfill, burned, illegally traded, or treated in a sub - standard way. Prolonged use life of electronic devices help reduce the production of them, resulting in reduced carbon emissions during production. We have implemented ESG policies and procedures to support environmental goals. We are dedicated to sustainable business development through recycling and extending the lifecycle of pre - owned products. This helps reduce the waste and environmental pollution caused by their production. Certified by the following standards: Responsible Recycling (R2) ISO 14001 ISO 45001 Creative Global Technology Holdings Limited | Page 17

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Competitive Strengths Proven sourcing and supply network Our supplier network has grown to cover diverse suppliers in major economies, enabling us to source sufficient recycled devices to meet clients’ demands while not relying on a concentrated base of suppliers. The good relationship has also allowed us to acquire most of the recycled devices through privately negotiated deals, keep costs at a reasonable level. One - stop wholesale Solution In contrast to most of peer wholesalers, we offer a one - stop wholesale solution that can locate and deliver most of the requested devices of various makes, models, and conditions in one batch. Such one - stop solution provides us with a special edge over competitors. Pricing database and algorithm Established client base Testing process and grading system Fast response We have been delivering quality products and services to our clients for several years. As a result, our client base has been solid and growing. We have developed a database and algorithm for pricing strategies in sales and purchase. By taking into account different factors, We are able to set prices in a flexible way to balance demands and profitability. We respond fast to clients’ needs . The fast response is enabled by our streamlined process handling orders and sourcing supplies . These measures help reduce any waste of the remaining useful time left for the recycled consumer electronic devices . We developed an inspection and testing process with the help of testing software. After the inspection and testing, the conditions of the recycled devices will be precisely identified. The grading system has been well accepted by CGTHK’s clients, helping reduce frictions in communication and pricing. Creative Global Technology Holdings Limited | Page 18

Competitive Strengths

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials

Economy of scale

Our well-established position in the industry allows us to benefit from economies of scale. We can secure favourable prices, payment terms, and invest in infrastructure, gaining competitive advantages.

Strategic location

Our operating entity, CGTHK, is located in Hong Kong, a bustling duty-free port and global hub for recycled electronic devices. This strategic location enables convenient receipt and dispatchment of devices to various regions worldwide.

Experienced and dedicated management team

CGTHK's CEO, Mr. Shangzhao Hong has over 15 years in the recycled consumer electronic devices industry. Under Mr. Hong's leadership, the management team has maintained good relationships with key suppliers and clients in the industry.

Creative Global Technology Holdings Limited | Page 19

Experienced and Dedicated Management Team

Company Overview | Industry Overview | Investment Highlights | Growth Strategies | Financials



Shangzhao ("Cizar") Hong
Chief Executive Officer, Chairman of the Board and Directors

- CEO, Director, and Chairman of the Company since January 11, 2023.
- Over 15 years of experience in the pre-owned consumer electronic devices recycling industry.
- Founded CGTHK in 2016. Handles sales, marketing, and corporate development at CGTHK.
- Previously, co-founded and served as a director at Eastlink International Industrial Limited from 2008 to 2019, specializing in trading electronic component
- s, smartphone accessories, and recycled pre-owned electronic products.



Hei Tung ("Angel") Siu
Chief Operations Officer, Director

- Joined CGTHK in 2019 and became a director of the Company on January 11, 2023.
- Responsible for procurement and warehouse operations.
- 7 years of experience in the pre-owned consumer electronic devices recycling industry. Previously worked as a Marketing and Operation Manager at All In Global Enterprise Limited.
- Served as a Purchasing and Supply Manager at Eastlink.
- Holds a bachelor's degree in marketing from the University of Hull.



Hung Leung ("Alan") Tsang
Chief Financial Officer

- CFO of CGTHK since November 1, 2022.
- Prior to CGTHK, held financial positions at Debao Property Development Limited (SGX.BTF) and Combine Will International Holdings Limited (SGX.N0Z).
- Independent director of Millennium Group International Holdings Limited, a public company listed on Nasdaq (Nasdaq: MGIH), since March 2023.
- Experience in financial reporting, treasury management, and IPO project advisory.
- Certified public accountant with a degree in Accounting from the City University of Hong Kong.

Creative Global Technology Holdings Limited | Page 20

Independent Directors*

Company Overview | Industry Overview | **Investment Highlights** | Growth Strategies | Financials



Wai Leung ("Alfred") Lau

Independent Director

- Has served as a director of Risecomm Group Holdings Limited and is currently an independent non-executive director of Sau San Tong Holdings Limited and Xinming China Holdings Limited.
- Has also held positions at Samson Paper Holdings Limited and is currently an independent non-executive director of Jianzhi Education Technology Group Company Limited.
- Bachelor's degree in business administration. Certified public accountant and member of the American Institute of Certified Public Accountants.



Michael Osofsky

Independent Director

- COO and co-founder of Ephone Limited since 2017.
- Previously held managing director positions at CellPoint Corporation, Baytree Capital Associates LLC, and Global Hunter Securities LLC.
- Served as an independent director of East Asia Holdings Investment Limited from 2012 to 2017.
- Holds a Ph.D. in Psychology from the Chinese University of Hong Kong, an LL.M. from Queen's University of Belfast, and a B.A. and M.A. in Psychology from Stanford University.



Jingeng Chen

Independent Director

- Over 12 years of experience in the legal service industry.
- Worked at Clyde & Co. in Hong Kong and is currently with Zhong Lun Law Firm in Shenzhen.
- Registered lawyer in the PRC and holds a law degree from Shanghai University of Finance and Economics.
- Obtained Master of Laws and Master of Arts in Legal Studies degrees from the University of Bristol.
- Appointed as an independent non-executive Director of Buyang International Holding Inc (HKEX: 2457) in 2020.

**Each of Mr. Lau, Mr. Osofsky, and Mr. Chen has accepted appointment as a director, which will be immediately effective upon the declaration of the effectiveness of CGT Holdings' registration statement on Form F-1 by the SEC, of which this prospectus is a part*

Creative Global Technology Holdings Limited | Page 21

Business Plans – We explore opportunities that achieve profitability and ESG goals Financials Growth Strategies Investment Highlights Industry Overview Company Overview Expand the wholesale business and develop a wholesale auction market 1 2 Expand the retail business through marketing efforts and a trade - in or disposal plan We plan to expand our wholesale client base in recycled consumer electronics through website upgrades, implementing an online auction platform and improve market insights. Develop the consumer electronic device rental business 3 4 Diversify the product portfolio Growth Strategies We aim to expand our retail business through enhanced marketing efforts and a recycle/trade - in program. The estimated cost is approximately US$1 - 2 million. We will invest in social media advertising, open retail stores in Hong Kong, and promote sustainability. We will expand device rental business to include smartphones, tablets, and PC laptops. A dedicated rental unit will handle sales, customer service, and technical support. We plan to diversify our product portfolio by recycling handheld game consoles, unmanned aerial vehicles (UAVs), and digital cameras with lenses. Creative Global Technology Holdings Limited | Page 22

Financials Growth Strategies Investment Highlights Industry Overview Company Overview Expand into strategic overseas markets 5 6 Build a repair and refurbishment factory We expect strong growth in Southeast Asia's recycled consumer electronic devices market. Costs for this expansion are estimated at US$1 - 3 million. To enhance client interaction and streamline the supply chain, we plan to establish offices in Malaysia, Thailand, and Vietnam in five years. Enhance the business infrastructure 7 8 Recruit additional employees Growth Strategies We will build an upgraded repair and refurbishment factory to meet demand for pre - owned electronic devices. Cost estimate is US$1 - 2 million. It will monetize spare parts, offer additional services, and ensure environmental and regulatory compliance. We will upgrade business infrastructure, including inventory management and information systems, to support future growth. This involves leasing more storage space, enhancing inventory management, and developing proprietary software. for testing and data removal, improving efficiency and security. We will hire more personnel to meet growth needs. This includes marketing staff to build brand recognition, sales staff to handle increased demand, and a financial team to strengthen financial control. Creative Global Technology Holdings Limited | Page 23 Business Plans – We explore opportunities that achieve profitability and ESG goals

Selected Financial Information Financials Growth Strategies Investment Highlights Industry Overview Company Overview 27.9 50.3 0 10 20 30 40 50 60 Years Ended September 30 Revenue (in million USD) 2022 2023 Revenue by sales category For the year ended September 30, 2023 +80.5% Revenue by product category For the year ended September 30 , 2023 81.8% 7.3% 10.9% Smartphones Tablets Laptops and others Creative Global Technology Holdings Limited | Page 24 99.8% 0.2% Wholesales of pre-owned consumer electronic devices Retail sales of pre-owned consumer electronic devices

4 3.8 0.5 1 1.5 2 2.5 3 3.5 4 4.5 5 Years Ended September 30 Income from operations (in million USD) 2022 2023 4.4 5 0.5 1 1.5 2 2.5 3 3.5 4 4.5 5 5.5 Years Ended September 30 Gross profit (in million USD) 2022 2023 3.4 3.2 0.5 1 1.5 2 2.5 3 3.5 Years Ended September 30 Net income (in million USD) 2022 2023 Selected Financial Information Financials Growth Strategies Investment Highlights Industry Overview Company Overview - 7.4% +11.7% - 6.1% Creative Global Technology Holdings Limited | Page 25

Creative Global Technology Holdings Limited support@cgt - recycle.com +852 2690 9121 https://cgt - electronics.com www.cgt - recycle.com Investor Relations WFS Investor Relations Inc. services@wealthfsllc.com +86 138 117 68599 +1 628 283 9214 Underwriters Alexander Capital L.P. info@alexandercapitallp.com +1 212 - 687 - 5650 www.alexandercapitallp.com TFI Securities and Futures Limited projectcreative@tfisec.com +852 3187 8788 www.tfisec.com Thanks!